Exhibit 10.5
SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of this 20th day of September 2017, by and among HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC., a Delaware corporation (the “Company”), and ANSON INVESTMENTS MASTER FUND, LP (“Holder”).

R E C I T A L S

A. The Company executed that certain Convertible Promissory Note dated as of September 30, 2016, in the original principal amount of $440,000 in favor of Holder (the “Note”), a copy of which is attached hereto as Exhibit A; and

B. The Company desires to pay off all outstanding amounts due under the terms of the Note, including the principal and accrued interest due and payable thereunder, totaling $461,156.16 as of the date hereof (the “Note Balance”), and cancel all shares of the Company’s common stock, $0.001 par value (“Common Stock”), beneficially owned by Holder, consisting of 1.1 million shares of Common Stock on the date hereof (the “Shares”), each under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

A G R E E M E N T

1.
On or before two (2) business days from the date the Company receives the Shares, as more particularly set forth below (the “Closing”), the Company shall pay to Holder the amount of $525,000 (“Settlement Amount”), which Settlement Amount shall include the Note Balance, in cash or other immediately available funds.

2.
Upon receipt of the Settlement Amount, (i) the Note, a copy of which is attached hereto as Exhibit A, shall be terminated and cancelled, and shall be of no further force and effect; (ii) all Shares beneficially owned by Holder, currently consisting of 1.1 million shares of Common Stock on the date hereof, shall be cancelled on the books and records of the Company and/or its transfer agent; and (iii) the Note shall be returned to the Company, marked “Paid in Full”.

3.
Any and all certificates issued to Holder evidencing the Shares shall be returned to the Company, accompanied by (i) an irrevocable stock power, (ii) a letter of authorization certifying that the undersigned has the power and authority to execute the irrevocable stock power, and (iii) such other documents as is requested and/or required by the Company’s transfer agent necessary and/or required to cancel the Shares on the books and records of the Company and/or the transfer agent.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the date first above written.

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

By:
______________________
Its: Chief Executive Officer

ANSON INVESTMENTS MASTER FUND LP

By:	Anson Advisors Inc.
By: ______________________
Its: ______________________